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EXHIBIT 99.1

    PRESS RELEASE

CONTACT:
Daniel B. Platt, Chief Financial Officer
Tel: 619-652-4700
Fax: 619-652-4711
dbplatt@bpac.com

BURNHAM PACIFIC AMENDS AGREEMENT WITH PACIFIC RETAIL

SAN DIEGO, CA, November 19, 2001 — Burnham Pacific Properties, Inc. (NYSE: BPP) today announced that its agreement to sell eighteen properties to Pacific Retail, L.P. has been amended. Under the terms of the amendment, among other things, Pacific Retail terminated the agreement with respect to the sale of the Margarita Plaza and Palms to Pines centers and forfeited the pro rata portions of its deposit allocated to those properties. In addition, the Company announced that a third party has exercised its right of first refusal with respect to the Company's membership interest in the ownership of Ladera Center. As a result of the amendment, the Company now expects to sell a total of fifteen assets to Pacific Retail for an aggregate purchase price of approximately $149.5 million, and the earnest money deposit paid by Pacific Retail was increased from $2.75 million to $4.98 million. The sale of ten of the fifteen properties is expected to close on or before December 20, 2001, and the sale of the remaining five properties is expected to close as soon as practicable following the receipt of all necessary ground lessor and lender approvals.

Burnham Pacific Properties, Inc. is a real estate investment trust (REIT) that focuses on retail real estate. More information on Burnham may be obtained by visiting the Company's web site at www.burnhampacific.com.

Pacific Retail, L.P. is owned by affiliates of P. O'B. Montgomery & Company and Apollo Real Estate Advisors. P. O'B. Montgomery & Company, based in Dallas, Texas, is an owner, operator and developer of neighborhood and community shopping centers, currently owning and operating approximately 2.5 million square feet of shopping centers. Apollo Real Estate Advisors is a real estate investment firm with extensive experience in all facets of real estate ownership, development and management. Since its inception in 1993, Apollo through its real estate investment funds has invested over $3.7 billion of equity in over 190 transaction with an aggregate purchase price of $9.5 billion. P. O'B. Montgomery and Apollo currently jointly own and operate 18 shopping centers. The agreement between Burnham and Pacific Retail provides that Pacific Retail will assign the agreement before closing to a venture expected to include P. O'B. Montgomery, Apollo and GE Capital Corporation.

This news release contains forward-looking statements that predict or indicate future events or trends or that do not relate to historical matters. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the following: we may be unable to consummate the sale transactions described herein with respect to some or all of the subject properties or the closing may be materially delayed; we may be unsuccessful in implementing our liquidation strategy; we may not be able to complete the liquidation in a timely manner or realize proceeds from the sales of assets in amounts that will enable us to provide currently anticipated liquidating distributions to our stockholders; we have outstanding indebtedness maturing in December 2001, and we may be unable to repay, refinance, replace or extend any or all of this indebtedness on terms that are favorable to the Company, or at all; and occupancy rates and market rents may be adversely affected by economic and market conditions which are beyond our control, including imbalances in supply and demand for retail shopping center space and the financial condition of our tenants.

You should also read the risk factors that are discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including the risk factors that were disclosed in our Form

10-K that was filed with the SEC on April 3, 2001. You should be aware that the risk factors contained in that Form 10-K may not be exhaustive. Therefore, we recommend that you read the information in that Form 10-K together with other reports and documents that we file with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K and Proxy Statements, which may supplement, modify, supersede or update those risk factors.

For further information, please contact Daniel B. Platt, Chief Financial Officer of Burnham Pacific Properties, Inc., +1-619-652-4700, fax, +1-619-652-4711, dbplatt@bpac.com.

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BURNHAM PACIFIC AMENDS AGREEMENT WITH PACIFIC RETAIL